UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 18, 2021

Qumu Corporation
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. 4th Street, Suite 401-412
Minneapolis, MN	55415
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	QUMU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2020 Annual Company Bonus Plan Results

As previously reported, on July 23, 2020 the Compensation Committee of Qumu Corporation (the “Company”) adopted an annual company bonus plan for 2020 (the “2020 Company Bonus Plan”). At that time, the Compensation Committee also set the cash incentive pay opportunities under the 2020 Company Bonus Plan for the Company’s eligible employees. With respect to the Company’s Chief Executive Officer, TJ Kennedy, and the Company’s Chief Financial Officer, David G. Ristow, the Compensation Committee approved the cash pay that may earn at the target level of achievement as a percentage of their respective salaries as follows: Messrs. Kennedy and Ristow, 100% and 50%, respectively. As agreed in Mr. Kennedy’s offer letter, Mr. Kennedy’s cash incentive pay was pro-rated for the 2020 calendar year.

Under the 2020 Company Bonus Plan, the Compensation Committee set target amounts of three performance goals for 2020: revenue, adjusted EBITDA loss and gross customer retention rate, which were weighted 40%, 40% and 20%, respectively. Under the 2020 Company Bonus Plan, the target level of achievement was also the minimum level of achievement such that achievement of a performance goal at less than target level would result in no incentive pay with respect to that performance goal. Achievement of a performance goal at greater than target level would result in proportionately increasing incentive pay relating to that performance goal.

On February 18, 2021, the Compensation Committee determined achievement of the three performance goals for 2020. The Company’s 2020 gross customer retention rate achieved the target amount set by the Compensation Committee, resulting in achievement of 20% of the target bonus amounts under the 2020 Company Bonus Plan. The Company’s 2020 revenue and adjusted EBITDA loss failed to meet the target amount set by the Compensation Committee. However, due to the significant expense associated with extraordinary events in 2020 (including the now-terminated merger with Synacor, Inc. and the Chief Executive Officer transition) and additional expense and investment associated with implementation of the Company’s long-term strategic roadmap which was not anticipated by the Compensation Committee at the time the adjusted EBITDA loss target amount was set, the Compensation Committee determined to exercise its discretion to increase the payout under the 2020 Company Bonus Plan to 60% of the target bonus amounts. In exercising this discretion, the Compensation Committee also considered whether adjusted EBITDA would have been met without these costs and investments. The Compensation Committee also considered employee retention and the financial and non-financial achievements of the Company that were not reflected in the 2020 performance goals of the 2020 Company Bonus Plan. Accordingly, the payouts under the 2020 Company Bonus Plan to Mr. Kennedy and Mr. Ristow will be $101,096 and $90,000, respectively.

Executive Officer Designation

On February 18, 2021, the Board of Directors of the Company determined that Jason Karp, the Company’s Chief Commercial Officer/Chief Counsel, is an “officer” under Rule 16a-1(f) and an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934, as amended. Mr. Karp was also appointed as the Company’s Secretary effective February 18, 2021.

Mr. Karp joined the Company on November 2, 2020 as its Chief Commercial Officer/Chief Counsel. Prior to joining the Company, he served as the Chief Executive Officer of Allerio, Inc., a telemedicine platform as a service (PaaS) company that provides lifesaving technology to public safety agencies, from July 2020 to October 2020. He also served as SVP Corporate Development, General Counsel, Secretary, and Director of Allerio, Inc. from October 2019 to July 2020. He was one of the founders and Board members of The Public Safety Network, a company focused on communications technology solutions to meet the mission critical needs of public safety, where he had served since January 2018. In addition, he served as Vice President, Board Secretary and Treasurer of The Public Safety Technology Alliance, a nonprofit coalition with a mission of adopting open, best-in-class, standards-based technology for the public safety user community from June 2018 to December 2020. From March 2016 to December 2020, Mr. Karp served as a Partner of Outside GC LLC, a team of senior legal executives providing outside general counsel services to clients on an as-needed, part-time basis. From April 2015 to January 2018, Mr. Karp served as Chief Counsel of First Responder Network Authority (FirstNet.gov), which designed and oversaw the world’s first nationwide 4G LTE wireless network dedicated to first responders. In this role, he was responsible for all First Responder Network Authority’s legal and compliance matters, managing the Chief Counsel’s office, member of executive staff, and counsel to the First Responder Network Authority Board. He received a Juris Doctor degree from New York University and a Bachelor of Science in Engineering degree from Duke University.

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Pursuant to the terms of his offer letter with the Company, Mr. Karp’s annual base salary was initially set at $300,000, payable according to the Company’s regular payroll practices. Mr. Karp was eligible to participate in the Company’s 2020 Company Bonus Plan and eligible for incentive compensation with a value of 50% of his base salary at the target level, pro-rated for the 2020 calendar year. Mr. Karp will also participate in the Company’s 401(k) plan and health, dental, disability and life insurance and other benefit plans on the same basis as other employees of the Company.

Pursuant to the terms of his offer letter with the Company, Mr. Karp was granted a seven year non-qualified stock option to purchase 200,000 shares of the Company’s common stock on November 12, 2020. The option has an exercise price equal to the fair market value of the Company’s common stock as of the grant date and vests with respect to 25% of the shares underlying the option on the first four anniversaries of his hire date. The stock option award was granted under the Company’s Second Amended and Restated 2007 Stock Incentive Plan, as amended (the “2007 Plan”) and subject to a form of stock option agreement consistent therewith.

Also effective November 2, 2020, Mr. Karp entered into the Company’s current form of letter agreement relating to severance and change of control benefits (the “letter agreement”) in substantially the form attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated February 21, 2013 and summarized therein. Except with respect to the letter agreement, Mr. Karp’s employment with the Company is “at will.” Mr. Karp also entered into the Company’s standard agreement with employees governing assignment of inventions, confidential information and non-competition.

2021 Compensation Determinations

On February 18, 2021, the Compensation Committee of the Company set annual base salaries of the executive officers as follows: TJ Kennedy, Chief Executive Officer, $375,000; David G. Ristow, Chief Financial Officer, $325,000; and Jason Karp, Chief Commercial Officer/Chief Counsel, $325,000.

Also on February 18, 2021, the Compensation Committee adopted an annual company bonus plan for 2021 (the “2021 Company Bonus Plan”) and set the cash incentive pay opportunities under the 2021 Company Bonus Plan for the Company’s eligible employees, which include Messrs. Kennedy, Ristow and Karp.

Under the 2021 Company Bonus Plan, the Compensation Committee determined target amounts of three performance goals for 2021: revenue, adjusted EBITDA loss and customer net retention rate, which will be weighted equally. Revenue will be determined in conformity with U.S. generally accepted accounting principles. Adjusted EBITDA is defined as the Company’s net income (loss) excluding items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liabilities, foreign currency gains and losses, the 2021 Company Bonus Plan amounts and other non-operating income and expenses. Customer net retention rate is the percentage of software as a service (SaaS) revenue in the year ago quarter that remains in current quarter, after accounting for both churn and upsell. The Compensation Committee retains the discretion to include or exclude items from each of the performance goals and to determine the achievement of the performance goals for the purposes of calculating incentive pay under the 2021 Company Bonus Plan.

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Under the 2021 Company Bonus Plan, the target level of achievement is also the minimum level of achievement such that achievement of a performance goal at less than target level will result in no incentive pay with respect to that performance goal. Achievement of a performance goal at greater than target level will result in proportionately increasing incentive pay relating to that performance goal. However, under the 2021 Company Bonus Plan, the maximum incentive pay that may be earned by an executive officer will not exceed 150% his incentive pay at the target level, even if actual performance exceeds the maximum level for any or all of the performance goals.

On February 18, 2021, the Compensation Committee also approved the cash incentive pay that the executive officers may earn at the target level of achievement as a percentage of their respective salaries as follows: Messrs. Kennedy, Ristow and Karp, 100%, 50% and 50%, respectively.

All incentive pay earned under the 2021 Company Bonus Plan will be determined in the first quarter of 2022 based upon the Company’s audited financial results for 2021. A participant in the 2021 Company Bonus Plan, including an executive officer, must be employed by the Company as of December 31, 2021 and as of the payment date in order to receive any incentive pay under the 2021 Company Bonus Plan unless otherwise provided in the Company’s letter agreement with the executive officer relating to severance and change in control benefits. Additionally, all incentive payments are subject to “clawback” to the extent required by federal law and the 2007 Plan.

Additionally, on February 18, 2021, the Compensation Committee approved the award of an aggregate of 314,672 performance stock units (“PSUs”) to the Company’s executive officers and members of management under the 2007 Plan. The Compensation Committee approved PSU awards to Messrs. Kennedy, Ristow and Karp of 48,000 PSUs, 31,500 PSUs and 31,500 PSUs, respectively.

The PSUs represent a contractual right to receive shares of the Company’s common stock upon the achievement of performance goals for a two year performance period. Half of each award of PSUs will vest based upon achievement of 2021 performance goals and half of each award of PSUs will vest based upon achievement of 2022 performance goals. On February 18, 2021, the Compensation Committee set the target amounts of five performance goals for 2021: net new customers, partner generated revenue increase, annual recurring revenue, gross dollar value retention percentage and bookings. For the 2022 performance period, the Compensation Committee also set the target amounts for net new customers and partner generated revenue increase, but will determine target amounts of annual recurring revenue, gross dollar value retention percentage and bookings at the time the Company’s Board of Directors approves the Company’s annual operating plan for 2022 in the first quarter of 2022.

If the Company achieves three of the five performance goals for a performance period, 100% of the PSU award relating to such period will vest and be settled. If the Company achieves two of the five performance goals for a performance period, 66 2/3% of the PSU award relating to such period will vest and be settled. If the Company achieves one of the five performance goals for a performance period, 33 1/3% of the PSU award relating to such period will vest and be settled. In settlement of the PSUs, the Company will issue a number of shares as is equal to the number of PSUs for that performance period multiplied by the total percentage achievement of the performance goals for that performance period. The shares issued will be restricted from transfer for a period of 364 days following issuance. The PSU award and the restricted shares are subject to forfeiture for termination of employment for any reason.

The Compensation Committee will determine achievement of the performance goals following the end of the performance period and retains the discretion to include or exclude items from any of the performance goals for any performance period. Upon a change of control, the PSUs and the restricted shares will vest in full and any restrictions will lapse. Additionally, the awards are subject to “clawback” to the extent required by federal law and the 2007 Plan.

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The form of PSU award agreement approved on February 18, 2021 is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Letter Agreement Regarding Severance and Change In Control Benefits between Qumu Corporation and Jason Karp (incorporated by reference to form of agreement attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated February 21, 2013).

10.2	Form of Qumu Corporation Performance Stock Unit Award Agreement approved February 18, 2021.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ David G. Ristow
David G. Ristow
Chief Financial Officer

Date: February 24, 2021

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